Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rogers Communications Inc.

We consent to the use of our audit report dated February 15, 2005, except as to note 23, which is as of March 7, 2005, and except as to note 2(s)(i), which is as of May 20, 2005, on the consolidated balance sheets of Rogers Communications Inc. and subsidiaries as at December 31, 2004 and 2003, and the related consolidated statements of income, deficit and cash flows for each of the years in the two-year period ended December 31, 2004 incorporated by reference in this amended annual report on Form 40-F/A.

/s/ KPMG LLP
Chartered Accountants

Toronto, Canada
February 15, 2005, except
as to note 23, which is as
of March 7, 2005 and except
as to note 2(s)(i), which
is as of May 20, 2005

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